Exhibit 99.1

MOBILE ENTERTAINMENT VETERAN DOUG DYER
JOINS OASYS MOBILE AS CEO

RALEIGH, NC -- December 14, 2006 -- Oasys Mobile, Inc. (OTCBB: OYSM), a leading provider of premium mobile media content, today announced that mobile industry veteran Doug Dyer has joined the company as Chief Executive Officer. The announcement was made by Bernard Stolar, who recently assumed the role of Lead Director of the Board of Directors.

"Doug is extremely well qualified to lead the company through our next phase of growth, as we re-focus our efforts on the core strengths that originally established Oasys Mobile as a leader in the mobile entertainment market,” said Stolar. “With his success in both the console video game and wireless gaming arenas, Doug has the track record and the drive to keep the company focused on creating and selling top-selling games and services through our partners and our consumer portal, OasysMobile.com.”

The appointment of Dyer as CEO signifies the company’s return to its core strengths by concentrating on creating and enhancing new and existing game titles, mobile media applications, building stronger partnerships with Carriers and brand partners, while broadening distribution on a global level.

“I’m excited to be joining the team at Oasys Mobile, which at its core is a formidable mobile entertainment company” commented Dyer. “Over the next six to twelve months you’ll see the company build on what is anticipated to be a record fourth quarter, by dedicating ourselves to making great games, applications and services that we will distribute through our carrier and brand partners and our portal.”

Most recently, Dyer served as acting CEO and President of ROK Entertainment Group US, Inc, a global company focused on delivering video and rich media to mobile devices via patented and proprietary encoding, compression, DRM, storage, and streaming technologies.
Prior to ROK, Dyer was Vice-President of Wireless Entertainment for Warner Bros., where he oversaw the building of a global publishing and mobile marketing organization that currently spans over 50 countries in the Americas, Europe and Asia. Through Dyer’s leadership, Warner Bros took an aggressive and leading position in the mobile industry and became established as one of the premiere Hollywood studios in the space.

Overseeing the mobile publishing of such major brands as Harry Potter, DC Comics, and Looney Tunes, Dyer extended Warner Bros.’ brands and content to a global subscriber base of over 800 million customers.

Dyer is also credited with starting and building THQ Wireless into one of the leading mobile game publishers in the world. He was responsible for the negotiation and acquisition of such brands as The Simpsons, WWE Wrestling, Major League Baseball, and Hello Kitty as well as developing relationships with over 70 operators worldwide.

Before entering the mobile entertainment industry, Dyer was a well-known figure in the video game and console world, holding management and business development positions at GT Interactive and Infogrames/Atari, prior to which Doug spent several years at Microsoft as one of the initial team members of their fledgling games division.

About Oasys Mobile, Inc.

Oasys Mobile, Inc. is a leading developer, publisher and aggregator of premium mobile games, mobile media applications and services that allow individuals to enjoy and share their mobile lifestyle. Oasys Mobile content is distributed through an extensive global Carrier network as well its consumer portal, www.OasysMobile.com. Through its white-label services, Oasys Mobile also helps Carriers and other content companies expand their customer base by incorporating rich mobile content into their product and brand offerings. For more information, see www.oasysmobileinc.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Oasys Mobile's business, products and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products and financial results is included in Oasys Mobile's annual report on Form 10-K for the year ended December 31, 2005, and in reports subsequently filed by Oasys Mobile with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Oasys Mobile's website at www.oasysmobileinc.com. Oasys Mobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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